As filed with the Securities and Exchange Commission on January 4, 2011

Registration No. 333-11598

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 4

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRINTECH GROUP PLC

(Exact Name of Registrant as Specified in Its Charter)

Republic of Ireland	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Trintech Group PLC

Block C, Central Park

Leopardstown

Dublin 18, Ireland

+353 1 293 9840

(Address of Registrant’s Principal Executive Office) (Zip Code)

1990 Trintech Group PLC Share Option Scheme

1997 Trintech Group PLC Share Option Scheme, as amended

1998 Trintech Group PLC Directors and Consultants Share Option Scheme, as amended

1999 Trintech Group PLC Employee Purchase Plan, as amended

1999 Trintech Group PLC U.S. Employee Share Purchase Plan, as amended

(Full title of the plan)

Paul Byrne

Trintech, Inc.

15851 Dallas Parkway

Suite 900

Addison, Texas 75001

(800) 416-0075

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-11598 on Form S-8 (the “Registration Statement”), as amended by a Post-Effective Amendment No. 1 to the Registration Statement filed on October 26, 2001, as further amended by a Post-Effective Amendment No. 2 to the Registration Statement filed on October 16, 2006, and as further amended by a Post-Effective Amendment No. 3 to the Registration Statement filed on August 23, 2007, and a Registration Statement on Form S-8 (File No. 333-72320) on October 26, 2001, and a Registration Statement on Form S-8 (File No. 333-138022) on October 16, 2006, pursuant to which Trintech Group Plc (“Trintech”), incorporated and registered in Ireland under the Companies Act with registered number 148294, collectively registered 10,931 ordinary shares for issuance under the 1990 Share Option Scheme, and an aggregate of 8,900,000 ordinary shares pursuant to the 1990 Share Option Scheme, the 1997 Share Option Scheme, the 1998 Directors and Consultants Share Option Scheme, the 1999 Employee Share Purchase Plan and the 1999 U.S. Employee Share Purchase Plan (collectively, the “Plans”).

On December 17, 2010, the Irish High Court approved and sanctioned the scheme of arrangement (the “Scheme”) pursuant to which Trintech will be acquired by Spectrum Equity Investors (acting through Cerasus II Limited) (“Spectrum”) at a price of $6.60 per Trintech American Depositary Share (“ADSs”) (or $3.30 per Trintech ordinary share). As of December 31, 2010 (the “Effective Time”), Spectrum has acquired all of Trintech’s outstanding ordinary shares, including those represented by Trintech ADSs. As a result of the Scheme, Trintech intends to deregister its outstanding securities. In accordance with the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of Trintech which remain unsold at the termination of the offering, Trintech hereby removes and withdraws from registration all securities of Trintech registered pursuant to the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Republic of Ireland, on the 4th day of January, 2011.

TRINTECH GROUP PLC

By:	/S/ R. PAUL BYRNE
Name:	Paul Byrne
Title:	CEO Trintech Group

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ R.PAUL BYRNE	Chief Executive Officer and Director (Principal Executive Officer)	January 4, 2011

/S/ JOSEPH SEERY	Principal Financial and Accounting Officer	January 4, 2011

/S/ CHRISTOPHER MITCHELL	Director	January 4, 2011

/S/ ADAM MARGOLIN	Director	January 4, 2011